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                                                                    EXHIBIT 99.1

                      Press Release dated March 15, 2001

For Information Contact
-----------------------
At Greater Bay Bancorp:                At Financial Relations Board:
David L. Kalkbrenner                   Christina Carrabino (general information)
President and CEO                      James Hoyne (analyst contact)
(650) 614-5767                         Dawn Swidorski (financial media)
Steven C. Smith                        (415) 986-1591
EVP, CAO and CFO
(650) 813-8222

                             FOR IMMEDIATE RELEASE

                   GREATER BAY BANCORP ANNOUNCES ACQUISITION
                       OF CAPCO FINANCIAL COMPANY, INC.

     PALO ALTO, CA, March 15, 2001 -- Greater Bay Bancorp (Nasdaq:GBBK), a $5.1 billion in assets financial services holding company, announced today that it has signed a definitive agreement to acquire CAPCO Financial Company, Inc., a factoring and asset-based lending company headquartered in Bellevue, Washington. Greater Bay Bancorp will purchase the company for $8.5 million in cash and stock, representing approximately 3.7 times EBITDA. The acquisition is subject to regulatory approval and is expected to close in the first quarter of this year.

Greater Bay Bancorp anticipates the transaction to be approximately 1% accretive in the first year of combined operations and approximately 2% accretive in the second year of combined operations, after goodwill amortization and excluding one-time nonrecurring transaction-related expenses. Greater Bay Bancorp has not included any anticipated revenue enhancements that may be realized from the acquisition.

CAPCO, with approximately $28 million in commitments and $2.8 million in equity, provides accounts receivable financing to small businesses located in the Pacific Northwest. CAPCO's services include lines of credit secured by accounts receivable and accounts receivable factoring. Thomas Nesbit, Chief Executive Officer, and Steven Shaughnessey, President, will continue to lead CAPCO's operations as part of Greater Bay Bancorp.

David L. Kalkbrenner, President and Chief Executive Officer of Greater Bay Bancorp, commented, "With its strong management team and successful track record, CAPCO is a natural fit for Greater Bay Bancorp as it will complement our existing factoring business. In addition, CAPCO, as a loan production office, will provide an opportunity for expansion of the business we already generate in the Pacific Northwest through our Venture Banking Group. We believe, with CAPCO, we will have additional opportunities to grow our venture
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banking business as well as to offer other commercial banking services in that geographic market."

Mr. Nesbit added, "We are very pleased to be joining the Greater Bay Bancorp family. We think it presents our clients with a tremendous opportunity to increase the size of their financing transactions and to take advantage of the numerous services a Super Community Banking organization has to offer."

Greater Bay Bancorp through its ten subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, and Peninsula Bank of Commerce, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to future financial performance and condition and pending mergers. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements due to a number of factors, including, but not limited to, when and if the proposed acquisition is consummated, the success of Greater Bay Bancorp in integrating the new businesses into its organization and other risks detailed in the Greater Bay Bancorp reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000.

For investor information on Greater Bay Bancorp at no charge, call our automated shareholder information line at 1-800-PRO-INFO (1-800-776-4636) and enter code GBBK. For international access, dial 1-201-432-6555.

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